News Release

Media Contact:	Investor Contact:
Anne Roman On behalf of Finish Line 419-724-9900 x245	Ed Wilhelm Chief Financial Officer 317-613-6914

Finish Line Increases Quarterly Cash Dividend from $0.03 to $0.04

INDIANAPOLIS, Jan. 21, 2010—The Board of Directors of The Finish Line, Inc. (Nasdaq: FINL) today increased its quarterly cash dividend from $0.03 to $0.04 per share of outstanding Class A and Class B common stock. The quarterly cash dividend will be payable March 15, 2010 to shareholders of record as of February 26, 2010.

“Our continued commitment to a premium position with shoppers coupled with disciplined cost controls and effective capital deployment have resulted in an improved cash position for our company,” said Finish Line Chief Executive Officer Glenn Lyon. “We believe in using our cash position to enhance shareholder value and today’s 33% increase in the quarterly dividend is in line with this commitment.”

About Finish Line
The Finish Line, Inc. is a premium athletic footwear store and one of the nation’s largest mall-based specialty retailers, offering a large selection of performance and everyday sport footwear, apparel and accessories for men, women and kids. The Finish Line, Inc. is publicly traded on the NASDAQ Global Select Market under the symbol FINL. The company operates 679 Finish Line stores in 47 states and offers online shopping at www.finishline.com.         .